UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2009

Healthcare Trust of America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16427 N. Scottsdale Road, Suite 440, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2009, we entered into a Purchase and Sale Agreement (the "Purchase Agreement") with Roskamp Management Company, LLC ("Roskamp") for the purchase of a 17 property portfolio in Sun City and Sun City West, Arizona. The portfolio consists of approximately 641,000 rentable square feet in the aggregate. The purchase price for the portfolio is $107,000,000.

The acquisition of such property is subject to a number of conditions including our receipt of satisfactory due diligence information and satisfaction of other conditions contained in the Purchase Agreement, including the execution of the leases with Roskamp. Upon execution of the Purchase Agreement, the Company paid a $1,000,000 escrow deposit which will be applied as a credit to the purchase price at closing. If no notice of termination of the Purchase Agreement is given to Roskamp prior to the expiration of the due diligence period on November 25, 2009, this deposit will be non-refundable except in limited circumstances. The purchase agreement contemplates the closing to occur 21 days after the expiration of the due diligence period at which time the Company will pay an additional $3,000,000 escrow deposit.

Item 7.01 Regulation FD Disclosure.

On October 26, 2009, we distributed a press release announcing the completed acquisition of the Roskamp Portfolio. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated into this Item 7.01.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

October 26, 2009	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 26, 2009